GILLETTE ANNOUNCES EXPECTED FIRST QUARTER RESULTS

     BOSTON, MA - The Gillette Company expects to report a mid-single digit increase in first quarter earnings per share, which is about one cent below Wall Street's estimate.

     Sales growth in the low-single digits is expected after adjusting for divested businesses, including Jafra International (3%) and rechargeable batteries (1%), and for the negative effect of exchange (2%-3%). The
     Company's largest business, blades and razors, is expected to generate double-digit sales advances, driven by outstanding gains in North America and the rebounding Asia-Pacific region. Greater than anticipated softness in the Braun business and in Latin America is likely to affect reported results.

     Gillette remains confident that sales throughout international markets will strengthen by the third quarter, compared with the prior year. This acceleration, together with more normalized trade buying practices and continued market share gains, should put the Company on track to return to its historical 15%-20% earnings-per-share growth rate during the second half of 1999.

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     This  report  contains  "forward-looking  statements"  about the  Company's future performance. There are, however, a number of factors that can affect the Company's future prospects and progress. These include, among other things, finalizing quarterly results, the acceptance of new products, economic conditions and the competitive market environment, all of which contain elements of uncertainty. Please refer to the Cautionary Statements contained in the Company's 10-K and 10-Q filings for a more detailed explanation of the inherent limitations in such forward-looking statements.